Exhibit 99.3

VIRIDIAN THERAPEUTICS, INC.

GRANT NOTICE FOR INDUCEMENT AWARD

NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Viridian Therapeutics, Inc. (the “Company”), hereby grants to Participant named below the non-qualified stock option (the “Option”) to purchase any part or all of the number of shares of common stock (the “Common Stock”), that are covered by this Option, as specified below, at the Option Exercise Price specified below and upon the terms and subject to the conditions set forth in this Grant Notice. The Option has been granted as an “inducement” award under NASDAQ Marketplace Rules outside of the Company’s existing equity compensation plans. However, the Option will be governed in all respects as if issued under the Company’s. Amended and Restated 2016 Equity Incentive Plan (the “Plan”), as currently in effect and as may be amended hereafter from time to time, the terms of which are incorporated herein by reference. In addition, the Option is subject to the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto, as amended from time to time, and qualified in its entirety by such Standard Terms and Conditions.

Name of Participant:

Grant Date:

Number of shares of Common Stock covered by Option:

Option Exercise Price:	$[____] per share

Expiration Date:	[_____]

Vesting Schedule:	Subject to the Participant’s continuous employment with the Company through each applicable vesting date, the Option shall vest and become exercisable as follows: 25% of the number of shares Common Stock covered by Option shall vest one year from the Grant Date, with the remainder of the Option vesting in 36 equal monthly installments thereafter.

Upon a termination of the Participant’s employment with the Company, the Option shall be treated as set forth in Section 4 of the Standard Terms and Conditions.

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan and the Standard Terms and Conditions.

VIRIDIAN THERAPEUTICS, INC.
Participant Signature
By
Title:	Address (please print):

VIRIDIAN THERAPEUTICS, INC.

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT AWARD STOCK OPTIONS

These Standard Terms and Conditions apply to the non-qualified stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”) set forth in the Grant Notice provided herewith (the “Grant Notice”) and granted as an “inducement” award under NASDAQ Marketplace Rules. The Option has been granted outside of the Company’s existing equity compensation plans. However, the Option will be governed in all respects as if issued pursuant to the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”). The Option is identified as a non-qualified stock option and is evidenced by the Grant Notice that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	Terms of Option

Viridian Therapeutics, Inc. (the “Company”), has granted to the Participant named in the Grant Notice the Option as set forth in the Grant Notice. The price at which a share of Common Stock may be purchased upon the exercise of an Option (the “Option Exercise Price”) and the other terms and conditions of the Option are set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any subsidiary of the Company.

2.	Non-Qualified Stock Option

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	Exercise of Option

The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in the Grant Notice, these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice, subject to the Participant’s continuous employment with the Company. The vesting and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an authorized leave of absence or is employed on a less than full time basis.

To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

The Option Exercise Price is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Option Exercise Price for that number of shares of Common Stock. Subject to applicable statutes and regulations, the Participant may pay the Option Exercise Price (a) in cash or by check, payable to the order of the Company; (b) by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding; (c) by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant with a Fair Market Value (as defined below) on the date of delivery equal to the Option Exercise Price, provided such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements or (d) by executing and delivering the documents necessary to irrevocably authorize a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Exercise Price, Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate any federal, state or other applicable laws.

For purposes of these Standard Terms and Conditions, “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock as of any date of determination will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable; (ii) unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists; or (iii) in the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

4.	Expiration of Option

The Option shall expire and cease to be exercisable as of earlier of (i) the Expiration Date set forth in the Grant Notice or (ii) the date specified below in connection with the termination of the Participant’s employment with the Company:

(a) If the Participant’s Continuous Service is terminated by reason of death or Disability, the Participant (or the estate, beneficiary or legal representative) may exercise the Option (to the extent that the Participant was entitled to exercise such Option as of the date of termination) until the date that is twelve (12) months following the date of such termination of the Participant’s employment with the Company.

(b) If the Participant’s employment with the Company is terminated for any reason other than death or disability by the Company, the Participant may exercise any portion of the Option that is vested and exercisable at the time of such termination of the Participant’s employment with the Company until the date that is three (3) months following the date of such termination of the Participant’s employment with the Company.

(c) If the Participant’s employment with the Company is terminated by the Company for Cause (as defined below), the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such termination of the Participant’s employment with the Company. For purposes of these Standard Terms and Conditions, “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or any affiliate of the Company defining such term and, in the absence of such agreement, such term means, with respect to the Participant, the occurrence of any of the following events: (i) Participant’s failure substantially to perform his or her duties and responsibilities to the Company or any affiliate of the Company or violation of a policy of the Company or any affiliate of the Company; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in injury to the Company or any affiliate of the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company or any affiliate of the Company; or (iv) Participant’s breach of any of his or her obligations under any written agreement or covenant with the Company or any affiliate of the Company. The determination as to whether a Participant is being terminated for Cause will be made in good faith by the Company and will be final and binding on the Participant. Any determination by the Company that the employment of the Participant was terminated with or without Cause for the purposes of this Option will have no effect upon any determination of the rights or obligations of the Company, any affiliate of the Company or the Participant for any other purpose.

Any portion of the Option that is not vested and exercisable at the time of termination of the Participant’s Continuous Service shall be forfeited and canceled as of the date of such termination of the Participant’s Continuous Service.

5.	Restrictions on Resales of Shares Acquired Pursuant to Option Exercise

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	Withholding

The Company shall not deliver shares of Common Stock in respect of the exercise of the Option unless and until the Company satisfies all applicable federal, state, and local or other income and employment tax withholding obligations. In its sole discretion, the Company may satisfy such withholding obligations by any of the following means or by a combination of such means: (i) causing the Participant to tender to the Company cash payment; (ii) withholding from amounts otherwise payable by the Company to the Participant, including but not limited to additional withholding on the Participant’s salary or wages; (iii) delivery of shares of Common Stock valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), and provided, further, shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or (iv) by such other method as determined by the Board.

7.	Non-Transferability of Option

The Option shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

8.	Other Agreements Superseded

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Except as may otherwise be specifically set forth in any employment or severance agreement between the Participant and the Company, any prior agreements, commitments or negotiations concerning the Option are superseded.

9.	Limitation of Interest in Shares Subject to Option

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or for the purpose of the Plan or the Option or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it.

Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue to serve the Company or an affiliate of the Company in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an affiliate of the Company to terminate the employment of the Participant with or without notice and with or without Cause.

10.	No Liability of Company

The Company and any affiliate of the Company which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.

11.	General

(a) In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, or effect.

(c) These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, , successors and assigns.

(d) These Standard Terms and Conditions shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f) All questions arising under the Plan, the Grant Notice or under these Standard Terms and Conditions shall be decided by the Committee in its total and discretion.

12.	Electronic Delivery

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to delivered to the Participant pursuant to applicable securities laws) regarding the Company and the subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.